Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-204071) of our reports dated May 20, 2026 and May 28, 2025, with respect to the financial statements of National Bank Holdings Corporation Employee Stock Purchase Plan included in this Annual Report on Form 11-K for the years ended February 28, 2026 and 2025.

/s/ Forvis Mazars, LLP

Kansas City, Missouri

May 20, 2026